                                                          (EXHIBIT NUMBER 99.03)








                 AMBAC Indemnity Corporation and Subsidiaries
                   (a wholly owned subsidiary of AMBAC Inc.)
                  Consolidated Unaudited Financial Statements
                  as of March 31, 1996 and December 31, 1995
               and for the periods ended March 31, 1996 and 1995




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                 AMBAC Indemnity Corporation and Subsidiaries
                          Consolidated Balance Sheets
                   (Dollars in Thousands Except Share Data)


                                                                            March 31, 1996    December 31, 1995
                                                                            --------------    -----------------
                                                                              (unaudited)
Assets
- - ------
Investments:
    Bonds held in available for sale account, at fair value
        (amortized cost of $2,054,545 in 1996 and $2,090,101 in 1995)          $2,101,319           $2,224,528
    Short-term investments, at cost (approximates fair value)                     186,959              163,953
                                                                             ------------         ------------
        Total investments                                                       2,288,278            2,388,481

Cash                                                                                  542                6,912
Securities purchased under agreements to resell                                     7,823                4,120
Receivable for securities                                                          29,091                8,136
Investment income due and accrued                                                  34,045               38,319
Investment in affiliate                                                            26,185               25,827
Deferred acquisition costs                                                         85,405               82,620
Current income taxes                                                                    -                2,171
Prepaid reinsurance                                                               158,169              153,372
Other assets                                                                       56,725               48,472
                                                                             ------------         ------------
        Total assets                                                           $2,686,263           $2,758,430
                                                                             ============         ============

Liabilities and Stockholder's Equity
- - ------------------------------------

Liabilities:
    Unearned premiums                                                            $924,004             $906,136
    Losses and loss adjustment expenses                                            58,106               65,996
    Ceded reinsurance balances payable                                              5,932               14,654
    Deferred income taxes                                                          54,426               85,008
    Current income taxes                                                            4,788                    -
    Accounts payable and other liabilities                                         41,928               43,625
    Payable for securities                                                         59,795               86,304
                                                                             ------------         ------------
        Total liabilities                                                       1,148,979            1,201,723
                                                                             ------------         ------------

Stockholder's equity:
    Preferred stock, par value $1,000.00 per share; authorized
        shares - 285,000; issued and outstanding shares - none                          -                    -
    Common stock, par value $2.50 per share; authorized shares
        - 40,000,000; issued and outstanding shares - 32,800,000
        at March 31, 1996 and December 31, 1995                                    82,000               82,000
    Additional paid-in capital                                                    481,427              481,059
    Unrealized gains on investments, net of tax                                    30,403               87,112
    Retained earnings                                                             943,454              906,536
                                                                             ------------         ------------
        Total stockholder's equity                                              1,537,284            1,556,707
                                                                             ------------         ------------
        Total liabilities and stockholder's equity                             $2,686,263           $2,758,430
                                                                             ============         ============

See accompanying Notes to Consolidated Financial Statements.
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                 AMBAC Indemnity Corporation and Subsidiaries
                     Consolidated Statements of Operations
                                  (Unaudited)
                 For The Periods Ended March 31, 1996 and 1995
                            (Dollars in Thousands)


                                                Three Months Ended
                                                     March 31,
                                             -----------------------
                                                1996          1995
                                             ---------     ---------
Revenues:

    Gross premiums written                    $51,292       $40,572
    Ceded premiums written                     (9,612)       (3,459)
                                             ---------     ---------
          Net premiums written                 41,680        37,113

    Increase in unearned premiums             (13,070)      (12,437)
                                             ---------     ---------
          Net premiums earned                  28,610        24,676

    Net investment income                      34,905        31,874
    Net realized gains (losses)                 2,356        (4,674)
    Other income                                6,052         2,378
                                             ---------     ---------
         Total revenues                        71,923        54,254
                                             ---------     ---------
Expenses:

    Losses and loss adjustment expenses           810         1,028
    Underwriting and operating expenses        10,083         9,330
    Interest expense                              514           331
                                             ---------     ---------
         Total expenses                        11,407        10,689
                                             ---------     ---------

         Income before income taxes            60,516        43,565
                                             ---------     ---------

Income tax expense:

    Current taxes                              13,648         6,847
    Deferred taxes                                (46)        1,208
                                             ---------     ---------

         Total income taxes                    13,602         8,055
                                             ---------     ---------

         Net income                            46,914        35,510
                                             =========     =========


See accompanying Notes to Consolidated Unaudited Financial Statements
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                 AMBAC Indemnity Corporation and Subsidiaries
                     Consolidated Statements of Cash Flows
                                  (Unaudited)
                 For The Periods Ended March 31, 1996 and 1995
                            (Dollars in Thousands)


                                                                      Three Months Ended
                                                                           March 31,
                                                                -----------------------------
                                                                     1996           1995
                                                                --------------  -------------
Cash flows from operating activities:
     Net income                                                       $46,914        $35,510
     Adjustments to reconcile net income to net cash
      provided by operating activities:
     Depreciation and amortization                                        456            337
     Amortization of bond premium and discount                           (386)          (163)
     Current income taxes payable                                       6,959          6,768
     Deferred income taxes payable                                        (46)         1,208
     Deferred acquisition costs                                        (2,785)        (3,786)
     Unearned premiums                                                 13,070         12,437
     Losses and loss adjustment expenses                               (7,890)            68
     Ceded reinsurance balances payable                                (8,722)            58
     (Gain) loss on sales of investments                               (2,356)         4,674
     Other, net                                                        (9,735)        (8,219)
                                                                --------------  -------------
            Net cash provided by operating activities                  35,479         48,892
                                                                --------------  -------------

Cash flows from investing activities:
     Proceeds from sales of bonds at amortized cost                   378,129        431,966
     Proceeds from maturities of bonds at amortized cost               24,374         13,917
     Purchases of bonds at amortized cost                            (406,425)      (505,448)
     Change in short-term investments                                 (23,006)        23,163
     Securities purchased under agreements to resell                   (3,703)            77
     Other, net                                                        (1,218)          (178)
                                                                --------------  -------------
            Net cash used in investing activities                     (31,849)       (36,503)
                                                                --------------  -------------

Cash flows from financing activities:
     Dividends paid                                                   (10,000)       (10,000)
                                                                --------------  -------------
            Net cash used in financing activities                     (10,000)       (10,000)
                                                                --------------  -------------

            Net cash flow                                              (6,370)         2,389
Cash at beginning of year                                               6,912          2,117
                                                                --------------  -------------
Cash at March 31                                                         $542         $4,506
                                                                ==============  =============
Supplemental disclosure of cash flow information:
     Cash paid during the year for:
            Income taxes                                               $6,300         $    -
                                                                ==============  =============



See accompanying Notes to Consolidated Financial Statements.
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AMBAC INDEMNITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS


(1)       BASIS OF PRESENTATION

          AMBAC Indemnity Corporation ("AMBAC Indemnity") is a leading insurer of municipal and structured finance obligations. Financial guarantee insurance underwritten by AMBAC Indemnity guarantees payment when due of the principal of and interest on the obligation insured. In the case of a default on the insured obligation, payments under the insurance policy may not be accelerated by the policyholder without AMBAC Indemnity's consent. As of March 31, 1996, AMBAC Indemnity's net insurance in force (principal and interest) was $203.7 billion. AMBAC Indemnity is a wholly-owned subsidiary of AMBAC Inc., which is a holding company that provides through its affiliates financial guarantee insurance and financial services to both public and private clients.

          AMBAC Indemnity has one wholly-owned subsidiary, American Municipal Bond Holding Company ("AMBH"), which is a holding company for certain real estate interests.

          AMBAC Indemnity, at March 31, 1996 owned approximately 26.5% of the outstanding common stock of an affiliate, HCIA Inc. (NASDAQ:HCIA) ("HCIA"), a leading health care information content company.

          AMBAC Indemnity, as the sole limited partner, owns 90% of the total partnership interests of AMBAC Financial Services, Limited Partnership ("AFS"), a limited partnership which provides interest rate swaps primarily to states, municipalities and municipal authorities. The sole general partner of AFS, AMBAC Financial Services Holdings, Inc., a wholly-owned subsidiary of AMBAC Inc., owns a general partnership interest representing 10% of the total partnership interest in AFS.

          AMBAC Indemnity's consolidated unaudited interim financial statements have been prepared on the basis of generally accepted accounting principles and, in the opinion of management, reflect all adjustments necessary for a fair presentation of the Company's financial condition, results of operations and cash flows for the periods presented. The results of operations for the three months ended March 31, 1996 may not be indicative of the results that may be expected for the full year ending December 31, 1996. These financial statements and notes should be read in conjunction with the financial statements and notes included in the audited consolidated financial statements of AMBAC Indemnity Corporation and its subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995.

(2)       INCOME TAXES

          The tax provisions in the accompanying financial statements reflect effective tax rates differing from prevailing federal corporate income tax rates, primarily as a result of tax-exempt interest income.
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(3)       SUBSEQUENT EVENTS

          As previously announced by AMBAC Inc., on April 15, 1996, HCIA filed an amendment with the Securities and Exchange Commission to HCIA's previously filed Registration Statement to cover a proposed secondary public offering by AMBAC Inc. of 4,159,505 shares of HCIA common stock. After completion of the proposed offering, AMBAC Indemnity and AMBAC Inc. will no longer own any shares of HCIA common stock.